Exhibit 99.1

Acer Therapeutics Announces Administration of ACER-001 in a Fasted State Increased Systemic Exposure of Phenylbutyrate in Healthy Volunteer Food Effect Study

Model suggests ACER-001, Acer’s taste-masked, immediate release formulation of sodium phenylbutyrate, may offer improved disease management in patients with Urea Cycle Disorders compared to current treatments

Anticipate submitting ACER-001 NDA in H1 2021 assuming successful completion of additional nonclinical work and long-term stability data, and subject to additional capital

NEWTON, MA – July 8, 2020 – Acer Therapeutics Inc. (Nasdaq: ACER), a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious rare and life-threatening diseases with significant unmet medical needs, today announced data from a food effect study in healthy volunteers showing that administration of ACER-001 in a fasted state increased systemic exposure of phenylbutyrate (PBA), phenylacetate (PAA) and phenylacetylglutamine (PAGN) levels compared to fed state, and therefore based on modeling data may improve disease management in patients with urea cycle disorders (UCDs) when compared to currently approved treatments requiring administration with food.

Results from Part B of the ACER-001 bioequivalence (BE) trial in healthy volunteers (n=36) announced in February 2020 showed that ACER-001 was bioequivalent to BUPHENYL® (sodium phenylbutyrate) and were within the parameters recommended by the FDA’s Guidance for Industry, “Statistical Approaches to Establishing Bioequivalence.” The BE trial included a food effect study, which evaluated the pharmacokinetics (PK) of sodium phenylbutyrate (NaPBA) showing that administration of ACER-001 in a fasted state achieved more than two times the maximum concentration (Cmax) of PBA compared to administration of the same dose of ACER-001 in a fed state. These results are consistent with previously published data by Nakano, et al1 that evaluated PK of NaPBA in patients with progressive familial intrahepatic cholestasis, also demonstrating that administration of NaPBA in a fasted state significantly increased PBA peak plasma concentration compared to administration of NaPBA in a fed state.

Currently approved therapies for UCDs, including BUPHENYL®2 and RAVICTI®3 (glycerol phenylbutyrate), are required to be administered with food. BUPHENYL® is required to be administered in a fed state due to its aversive odor and taste, with side effects including nausea, vomiting and headaches, which often lead to discontinuation of treatment.4 Additionally, prescribing information states that BUPHENYL® food effect is unknown. RAVICTI® PK and pharmacodynamic (PD) properties were determined to be indistinguishable in fed or fasted states.5 ACER-001 is uniquely formulated with its multi-particulate, taste-masked coating to allow for administration in a fasted state, while still allowing for rapid systemic release.

Based on the results from the food effect study within the ACER-001 BE trial, Acer commissioned Rosa & Co. LLC to create a PhysioPD® PK model to evaluate the potential food effect on exposure, tolerability and efficacy of ACER-001 in UCDs patients. Results from this in silico model suggest that administration of ACER-001 in a fasted state required approximately 30% less PBA to achieve comparable therapeutic benefit in a fed state. In addition, the model predicted that administration of ACER-001 in a fasted state compared to administration of BUPHENYL® or RAVICTI® (same amounts of PBA) in their required fed states is expected to result in higher peak blood PBA, PAA and PAGN concentrations, predicting a 43% increase in urinary PAGN levels (a negative correlation between blood ammonia area under the curve and 24-hour urinary PAGN amount has been demonstrated6).

“For nearly a quarter century, phenylbutyrate has been prescribed to UCD patients with food while its effect on phenylbutyrate absorption was never determined. The results of the ACER-001 food effect study, published literature and in silico modeling suggest that ACER-001 administered in a fasted state, and likely just 10 minutes prior to meals, could offer UCD patients a safe and better disease management option compared to currently approved products that are required to be taken with food,” said Chris Schelling, CEO and Founder of Acer. “We formulated ACER-001 to specifically improve palatability and tolerability, and we expect that this formulation should allow ACER-001 to be successfully administered without food. We look forward to discussing these findings with the FDA later in the third quarter.” Schelling continued “Interestingly, the increased exposure seen under fasted conditions may have benefit in other patient populations we intend to study, such as Maple Syrup Urine Disease (MSUD), where the Cmax of phenylbutyrate is the active moiety.”

About UCDs

UCDs are a group of disorders caused by genetic mutations that result in a deficiency in one of the six enzymes that catalyze the urea cycle, which can lead to an excess accumulation of ammonia in the bloodstream, a condition known as hyperammonemia. Acute hyperammonemia can cause lethargy, somnolence, coma, and multi-organ failure, while chronic hyperammonemia can lead to headaches, confusion, lethargy, failure to thrive, behavioral changes, and learning and cognitive deficits. Common symptoms of both acute and chronic hyperammonemia also include seizures and psychiatric symptoms.7,8

The current treatment of UCDs consists of dietary management to limit ammonia production in conjunction with medications that provide alternative pathways for the removal of ammonia from the bloodstream. Some patients may also require individual branched-chain amino acid supplementation.

Current medical treatments for UCDs include nitrogen scavengers RAVICTI® and BUPHENYL® in which the active pharmaceutical ingredients are glycerol phenylbutyrate (GPBA) and sodium phenylbutyrate (NaPBA), respectively. According to a 2016 study by Shchelochkov et al., published in Molecular Genetics and Metabolism Reports, while nitrogen scavenging medications can be effective in helping to manage ammonia levels in some patients with UCDs, non-compliance with treatment is common. Reasons given for non-compliance include the unpleasant taste associated with available medications, the frequency with which medication must be taken, the number of pills, and the high cost of the medication.9

About ACER-001

ACER-001 is a taste-masked, immediate-release proprietary formulation of sodium phenylbutyrate developed by Acer using a microencapsulation process. ACER-001 is being developed for the treatment of various inborn errors of metabolism, including UCDs and Maple Syrup Urine Disease (MSUD). ACER-001 microparticles consist of a core center, a layer of active drug, and a taste-masking coating that quickly dissolves in the stomach, allowing taste to be neutralized while still allowing for rapid systemic release. This taste-masked formulation may result in better patient tolerability allowing for administration in a fasted state, and likely prior to a meal. Acer has been granted orphan drug designation by the FDA for the MSUD indication. ACER-001 is under clinical investigation and its safety and efficacy have not been established. There is no guarantee that this product will receive FDA approval or become commercially available for the uses being investigated.

About Acer Therapeutics Inc.

Acer is a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious rare and life-threatening diseases with significant unmet medical needs. Acer’s pipeline includes four clinical-stage candidates: emetine hydrochloride for the treatment of patients with COVID-19; EDSIVO™ (celiprolol) for the treatment of vascular Ehlers-Danlos syndrome (vEDS) in patients with a confirmed type III collagen (COL3A1) mutation; ACER-001 (a taste-masked, immediate release formulation of sodium phenylbutyrate) for the treatment of various inborn errors of metabolism, including urea cycle disorders (UCDs) and Maple Syrup Urine Disease (MSUD); and osanetant for the treatment of induced Vasomotor Symptoms (iVMS) where Hormone Replacement Therapy (HRT) is likely contraindicated. Each of Acer’s product candidates is believed to present a comparatively de-risked profile, having one or more of a favorable safety profile, clinical proof-of-concept data, mechanistic differentiation and/or accelerated paths for development through specific programs and procedures established by the FDA. For more information, visit www.acertx.com.

References

1.	Nakano S, et al. Effect of food on the pharmacokinetics and therapeutic efficacy of 4-phenylbutyrate in progressive familial intrahepatic cholestasis. Sci Rep 9, 17075 (2019).
2.	https://www.hzndocs.com/BUPHENYL-Prescribing-Information.pdf
3.	https://www.hzndocs.com/RAVICTI-Prescribing-Information.PDF
4.	Pena-Qintana L, et al. Profile of sodium phenylbutyrate granules for the treatment of urea-cycle disorders: patient perspectives. Patient Preference and Adherence Volume 11:1489-1496, September 2017.
5.	United States Patent number US8642012B2.
6.

Lee et al. Phase 2 Comparison of A Novel Ammonia Scavenging Agent With Sodium Phenylbutyrate In Patients With Urea Cycle Disorders: Safety, Pharmacokinetics And Ammonia Control. Mol Genet Metab. 2010 July; 100(3): 221–228.

7.	Ah Mew N, et al. Urea cycle disorders overview. Gene Reviews. Seattle, Washington: University of Washington, Seattle; 1993.
8.	Häberle J, et al. Suggested guidelines for the diagnosis and management of urea cycle disorders. Orphanet Journal of Rare Diseases. 2012;7(32).
9.	Shchelochkov OA, et al. Barriers to drug adherence in the treatment of urea cycle disorders: Assessment of patient, caregiver and provider perspectives. Mol Genet Metab. 2016;8:43-47.

Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, timelines, future financial position, future revenues, projected expenses, regulatory submissions, actions or approvals, cash position, liquidity, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to the potential for our product candidates to safely and effectively treat diseases and to be approved for marketing; the commercial or market opportunity of any of our product candidates in any target indication and any territory; our ability to secure the additional capital necessary to fund the ACER-001 program; the adequacy of our capital to support our future operations and our ability to successfully initiate and complete clinical trials and regulatory submissions; the ability to protect our intellectual property rights; our strategy and business focus; and the development, expected timeline and commercial potential of any of our product candidates. We may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, risks and uncertainties associated with the ability to project future cash utilization and reserves needed for contingent future liabilities and business operations, the availability of sufficient resources to meet our business objectives and operational requirements, the fact that the results of earlier studies and trials may not be predictive of future clinical trial results, the protection and market exclusivity provided by our intellectual property, the substantial costs and diversion of management’s attention and resources which could result from pending securities litigation, risks related to the drug development and the regulatory approval process, including the timing and requirements of regulatory actions, and the impact of competitive products and technological changes. We disclaim any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made. You should review additional disclosures we make in our filings with the Securities and Exchange Commission, including our Quarterly Reports on Form 10-Q and our Annual Report on Form 10-K. You may access these documents for no charge at http://www.sec.gov.

Investor Contact:

Hans Vitzthum

LifeSci Advisors

Ph: 617-430-7578

hans@lifesciadvisors.com

Jim DeNike

Acer Therapeutics Inc.

Ph: 844-902-6100

jdenike@acertx.com

#  #  #